UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934


        Date of Report (Date of earliest reported event):  July 16, 2003



                                  YP.NET, INC.
               (Exact name of registrant as specified in charter)



      NEVADA                        000-24217                 85-0206668
(State or other jurisdiction       (Commission               (IRS Employer
      of incorporation)            File Number)           Identification No.)



4840 EAST JASMINE STREET, SUITE 105, MESA, ARIZONA               85205
     (Address of principal executive offices)                  (Zip Code)



       Registrant's telephone number, including area code:  (480) 654-9646


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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

     On July 8, 2003, YP.Net, Inc. (the "Company"), entered into an Exclusive Domain License agreement with Onramp Access, Inc. ("Onramp"), which allows the Company the exclusive use of the domain name www.yp.com. The Company paid
                                             ----------
$250,000 and 100,000 shares of its common stock as consideration for this agreement. The term of the license agreement is three years. According to the agreement, there are certain circumstances whereby the Company would become the owner of this domain name. Generally, these provisions include:

     - if the price of the Company's common stock maintains an open and close price above $3.00 per share for three consecutive trading days after all restrictions on the common stock have been removed, or

     -    if OnRamp has sold all 100,000 of its shares of the Company, or

     - if either the Company or Onramp exercise their rights to convert the license agreement into a purchase and sale agreement whereby the Company can exercise its right to repurchase the outstanding shares held by Onramp (at a price that is the higher of $3.00 per share or the average closing price of the common stock for the three days prior to the notice of the exercise of the call),or Onramp exercises its right to put the stock to the Company at $3.00 per share. Onramp's put right exists only between June 1, 2006 and September 1, 2006.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
-------------------------------------------

          (c) Exhibits. The following documents are filed as exhibits to this report:

               10.1 Exclusive Domain Name License Agreement between Onramp
                    Access, Inc., and Telco Billing, Inc., dated as of July 8, 2003

               99.1 Press release issued July 21, 2003


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          YP.NET, INC.


Date:  July 21, 2003                     /s/  ANGELO  TULLO
       -------------                     ------------------
                                         Angelo Tullo,
                                         Chief Executive Officer


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